STATE OF FLORIDA
DIVISION OF ADMINISTRATIVE HEARINGS

OFFICE OF FINANCIAL REGULATION,

Petitioner,

vs.                                                                                                                          DOAH Case No.: 06-4780
Admin Proceeding No: 0342-B-9/06
FLORIDA COMMUNITY BANK,

Respondent.
________________________________________/

STIPULATION AND CONSENT AGREEMENT

THIS AGREEMENT is made and entered into by and between the State of Florida, OFFICE OF FINANCIAL REGULATION, hereinafter referred to as “OFR”, and FLORIDA COMMUNITY BANK, hereinafter referred to as “FCB”.  The OFR and FCB (collectively “Parties”), in consideration of the mutual covenants contained herein, hereby enter into this Stipulation and Consent Agreement (“Agreement”) and agree as follows:
1.  Pursuant to sections 655.001 and 655.012, Florida Statutes, the OFR is the state agency authorized and charged with the administration and enforcement of the Financial Institutions Codes, including Chapters 655 and 658, Florida Statutes, as pertaining to banks, and the rules and regulations promulgated thereunder as contained in Chapter 69U, Florida Administrative Code.
2.  FCB is a Florida state-chartered bank operating under Charter Number 306, and therefore a state financial institution, as that term is defined in Section 655.005(1)(p), Florida Statutes, with its principal place of business located at 1400 North 15th Street, Immokalee, Florida, 34142.
3.  On or about April 17, 2006, the OFR commenced an examination of the condition of FCB pursuant to section 655.045, Florida Statutes.  The OFR, based on its examination of FCB, and other information reported to it, believed that necessary grounds existed to initiate an administrative cease and desist proceeding pursuant to Section 655.033, Florida Statutes, against FCB.
4.  On or about October 18, 2006, the OFR issued an Administrative Complaint and Notice of Rights (“Complaint”), and subsequently served said Complaint on FCB, as OFR Administrative Proceeding No. 0342-B-9/06.
5.  On or about November 7, 2006, FCB filed a petition with OFR alleging disputed issues of material fact and requesting a formal administrative hearing pursuant to Section 120.57, Florida Statutes, and the above captioned administrative proceeding was referred to the State of Florida, Division of Administrative Hearings and assigned Case No. 06-004780.
6.  FCB has represented to OFR that it has taken or will take certain corrective actions, as set forth below in paragraphs 8 through 36 in this Agreement, to address concerns and criticisms set forth in OFR’s 2006 Report of Examination and the Complaint and the OFR has relied upon those representations as consideration for entering into this Agreement.
7.  The OFR and FCB desire to resolve the   issues raised in the Complaint.  FCB stipulates and agrees to the terms herein in consideration of the OFR’s concluding  the administrative action against FCB.
MANAGEMENT
8.      The Board of Directors of FCB, hereinafter “Board”, will immediately increase its participation in the affairs of FCB, assuming full responsibility for the approval of sound policies and objectives, and for the supervision of all of FCB’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation will include in-person meetings to be held no less frequently than monthly.  Detailed written minutes of all Board meetings will be maintained and recorded on a timely basis fully documenting the Board’s review, discussion, and approval of all agenda items and any other matters discussed at the meeting and will include the names of dissenting directors.
9.      a. Within 30 days from the effective date of this agreement, the Board will adopt procedures to ensure that correspondence from the OFR and the Federal Deposit Insurance Corporation (“FDIC”) and other significant correspondence addressed to the Board is promptly answered by or under the authority of the Board.
b.   The Board has conducted or will cause to be conducted evaluations to assess the qualifications and performance of all senior managers including all department heads and executive officers of FCB to determine if each person has the experience commensurate with his or her duties and responsibilities at FCB.  Management was assessed on its ability to:
(i)         Comply with the requirements of this agreement;
(ii)         Operate FCB in a safe and sound manner; and
(iii)           Comply with applicable laws and regulations.
c.
FCB has or will recruit and hire any additional or replacement personnel needed to properly staff FCB with qualified experienced officers sufficient to provide the leadership required to comply with the business plan and strategies determined in compliance with paragraph 10.

 10.            The Board will maintain a formal business plan that assesses and identifies risks and provides sound strategies for managing these risks.  The business plan will identify FCB’s trade area, products, targeted customers, and provide realistic budgets to support plans, products, and activities.  The business plan will be submitted to OFR for comment.

BANK SECRECY ACT (“BSA”)
11.  FCB has taken corrective actions to address the concerns expressed by the OFR in it’s 2006 Report of Examination including: establishing a Directors’ BSA/AML committee comprised of outside directors; hiring a full time BSA officer, purchasing automated BSA compliance software, and; reducing the Bank’s BSA risk profile.  FCB’s Board will oversee FCB’s policies, procedures, and compliance with federal and state laws and regulations concerning BSA programs including Anti-Money Laundering (“AML”); Customer Identification Program (“CIP”), Customer Due Diligence (“CDD”) and Enhanced Due Diligence (“EDD”) requirements; Office of Foreign Assets Control (“OFAC”) regulations; Suspicious Activity Report (“SAR”) requirements; the USA PATRIOT Act; and Section 655.50, Florida Statutes.  The Directors’ BSA/AML Committee will require at a minimum monthly reports from FCB’s management regarding FCB’s compliance with this agreement.  The Directors’ BSA/AML Committee will present a report regarding FCB’s compliance with this agreement to the Board at a regularly scheduled meeting on no less than a monthly basis.  Such report will be recorded in appropriate minutes of the Board’s meeting and will be retained in FCB’s records.
12.  At all times, management of FCB will include a fully qualified, experienced BSA/AML/OFAC Officer (“BSA Officer”).  The BSA Officer will be employed full time in managing, implementing, coordinating, and monitoring of day-to-day BSA program compliance, will have  the requisite authority and Board support to implement the program, and will not be assigned any supplemental duties.  The BSA Officer will have the responsibility and necessary authority to ensure FCB’s compliance with all BSA programs, rules, regulations and related matters, including, without limitation, the identification of unusual or suspicious activity and the timely, accurate and complete reporting to law enforcement and Supervisory Authorities of unusual or suspicious activity or known or suspected criminal activity perpetrated against or involving FCB.   The BSA Officer will submit reports to the Board, or the Directors’ BSA/AML Committee, on no less than a monthly basis concerning the status of all material issues relating to BSA compliance, and the BSA Officer’s reports will not be subject to approval by FCB’s management before they are submitted to the Board or Committee.   The BSA Officer will at all times have unhampered access to the Board, and the Directors’ BSA/AML Committee, concerning BSA compliance matters and the Board and the Directors’ BSA/AML Committee will at all times have unhampered access to the BSA Officer. . Management will present the compensation and the performance review of the BSA Officer to the Board of Directors or the Directors’ BSA/AML Committee for review and approval which will be noted in the Board or Committee minutes.

13.   FCB has analyzed and assessed FCB’s staffing and will provide an adequate number of qualified staff to the BSA Department.  FCB has evaluated the BSA Department staff to determine whether they possess the ability, experience, training, and other necessary qualifications required to perform present and anticipated duties, including adherence to FCB’s BSA compliance program, federal and state BSA requirements in laws, rules, and regulations, and FCB’s BSA policies and procedures.
14.   FCB will maintain a written compliance plan ("Compliance Plan") as required by the applicable provisions of the BSA.   At a minimum, the Compliance Plan will include provisions to:
i)         establish a system of internal controls, including policies and procedures to detect and monitor all transactions to assure compliance with the BSA;
ii)         provide for independent testing for FCB’s compliance with the BSA;
iii)         require an appropriate training program for FCB to assure that appropriate personnel are regularly trained to comply with the BSA;
iv)         designate a senior Bank official responsible for coordinating and monitoring day-to-day compliance with the BSA.
15.            FCB will maintain BSA policies to provide for adequate Board and Management oversight of BSA compliance, adequate monitoring of high-risk accounts, and adequate BSA training for bank personnel.  FCB will maintain procedures to ensure that the internal controls related to monitoring, detecting and reporting suspicious activity with regard to high-risk accounts are adequate.  FCB will maintain sound internal routine and control procedures to assure ongoing compliance with the BSA.
16.            FCB has reviewed all currency transactions exceeding $2,500, and all wire transactions, for the calendar year 2006 to date, to determine if unusual activity has been conducted, and, if necessary, has filed the appropriate Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”).  In addition, the BSA Officer has contacted the appropriate Supervisory Authorities regarding the refiling of any inaccurate or incomplete SARs and CTRs, and has provided any requested written material to complete the file information on any inaccurate or incomplete SARs and CTRs.  FCB agrees that its BSA department will examine and analyze the review of currency transactions exceeding $2,500 and wire transactions for all accounts designated as high risk in accordance with FFIEC guidelines that was performed for the calendar year 2005 and take such action as is necessary to ensure that FCB is in compliance with BSA rules and regulations with respect to those transactions for the year 2005. Documentation supporting the determinations will be retained in FCB’s records for such period of time as may be required by any applicable rules or regulations.
17.	a.	FCB will maintain proper monitoring and reporting procedures for CTRs and SARs.
b.   FCB will maintain an enhanced system of internal routine and controls to ensure compliance with the BSA Rules including, but not limited to, the monitoring of high-risk and suspicious activities for all types of accounts, products, services, and geographic areas.  At a minimum, such internal routine and controls will include:
(i)         regular periodic comparison of actual Money Service Business (“MSB”) activity in each MSB account against expected or anticipated activity;
(ii)         routine and/or automated procedures and systems for documenting variances between anticipated and actual MSB activity;
(iii)           reporting such variances to FCB management and filing SARs, as appropriate;
(iv)           risk based procedures requiring regular review and monitoring of activity that is conducted through the MSB account.
18.
FCB’s BSA Officer has reviewed all high-risk accounts and high-risk transactions including, but not limited to, FCB’s currency transaction reports, cash purchases of monetary instruments, wire transfer activity, and foreign exchange services from January 1, 2006 to the present, and taken appropriate action according to applicable rules and regulations.

19.
FCB will maintain a program to detect missing documents for customers’ accounts that should have been obtained when or shortly after the accounts were opened, with such documents including verifications of sources of funds used to open accounts.  Furthermore, FCB will maintain procedures in place to ensure that FCB obtains current versions of documents it has identified as missing or stale dated, with these procedures specifying time limits for customers to respond to FCB’s document requests and actions to be taken if such requests are not honored promptly.

20.            FCB will maintain a written customer due diligence program (“CDD Program”) which specifies meaningful activity thresholds to be used in identifying high risk accounts and customers.  At a minimum, the CDD Program will provide for a risk focused assessment of the customer base of the Bank to determine the appropriate level of Enhanced Due Diligence necessary for those categories of customers that FCB has reason to believe pose a heightened risk of illicit activities at FCB.
a.      The CDD Program will provide for, at a minimum:
(i)         time limits for FCB personnel to respond to account activity exceptions;
(ii)         time limits for determining if exceptions require a SAR, and;
(iii)               identification of customers requiring site visitations and frequency of visitations.
b.	In addition to the criteria set forth for the CDD Program, EDD will include the following procedures:
(i)         determine the appropriate documentation necessary to confirm the identity and business activity of the customer;
(ii)         understand the normal and expected transactions of the customer, and;
(iii)           reasonably ensure the identification and timely, accurate, and complete reporting of known or suspected criminal activity against or involving FCB to law enforcement and OFR, as required by Section 655.50, Florida Statutes, and the suspicious activity reporting provisions of 12 C.F.R. Part 353.
21.            FCB will maintain Wire Transfer Policies that among other things will:
(i)         specify procedures for international wire transfers;
(ii)         require formal reconcilements of daily international wire transfers, with record retention requirements specified;
(iii)           detail who may authorize wire transfers and in what amounts, with wire transfers exceeding a specified amount requiring authorizations by more than one person, and;
(iv)	specify reports to be made to the Board about wire transfer activity and the frequency of the reports.

22.	a.
FCB’s management has, in the six months prior to the effective date of this agreement, identified FCB staff positions and personnel whose duties, assignments, and responsibilities call for knowledge of the BSA programs and compliance requirements, as identified in paragraphs 11 through 21 of this Agreement, and related issues including, but not limited to, directors, executive officers, department heads, supervisors, loan officers, loan operations staff, new account clerks, personal bankers, tellers, bookkeepers, couriers, proof operators, information technology staff, and wire transfer staff.

b.
FCB will maintain a suitable training program to ensure that all appropriate FCB personnel including, without limitation, tellers, customer service representatives, lending officers, private and personal banking officers, the Board of Directors collectively and individually, and all customer contact personnel are trained in all appropriate aspects of regulatory and internal policies and procedures related to the BSA Rules and FCB’s BSA Policies and Procedures.  FCB will maintain a plan to implement and document such training.  The training program will include a general BSA compliance program component for all personnel and specific BSA compliance program components tailored to the needs of specific positions, departments, and personnel.  The training program will include both initial and periodic refresher training, will specify the responsible officer or employee for dissemination of BSA program changes, and will detail the timing and methodology for the dissemination and training requirements of such BSA program changes.  The training program will require documentation of scheduled training and attendance and timely re-scheduling of any missed training.

23.             FCB will maintain its internal and external audit programs to assure that the BSA program requirements identified in paragraphs 11 through 22 of this Agreement are independently tested at least once each calendar year.  Exceptions identified in these annual tests will be reported to the Board, or the Directors’ BSA/AML Committee established by FCB as noted in  paragraph 11 of this Agreement, corrected in a timely manner, and noted in the Board and Directors’ BSA/AML Committee minutes.

24.            FCB will maintain procedures to assure future compliance with all applicable Florida and federal laws, rules, regulations, and statements of policy.

LENDING AND CREDIT ADMINISTRATION
25.
a.  FCB will maintain a Directors’ Loan Committee.  At all times, the majority of the membership of the Directors’ Loan Committee will be comprised of outside directors.  The Directors’ Loan Committee will oversee FCB’s policies, procedures, and compliance with state and federal laws and regulations concerning lending activities at FCB.   The Directors’ Loan Committee will require at least monthly reports from FCB’s management regarding FCB’s compliance with this agreement.  The Directors’ Loan Committee will present a report regarding FCB’s compliance with this Agreement to the entire Board at each of its regularly scheduled meetings.  Such report will be recorded in appropriate minutes of the Board’s meeting and will be retained in FCB’s records.

b.
The Directors’ Loan Committee will propose appropriate lending authority, scope, and limits for all loan officers, including FCB’s chairman/CEO/president and the Area Presidents.  All loans, which when aggregated with other extensions of credit to any one person and his or her related interests, exceed 15 percent of the capital accounts of FCB must be presented to the full Board, or the Directors’ Loan Committee, for approval as required by Section 658.48(3), Florida Statutes.  Complete written minutes of the discussion, vote, and approval of such loans will be maintained.

26.	a.
Within 90 days from the effective date of this Agreement, FCB’s Directors will receive training in the review and underwriting of commercial real estate loans so that the Board will have increased ability to make informed decisions about FCB’s lines of business.

b.
In funding the Bank’s assets, including loans, FCB agrees to adhere to tolerance limits for the use of non core funds as established within FCB’s Funds Management (A/L Management) Policy dated June, 2006.

c.    FCB will maintain its credit and lending policies and practices in effect as of March, 2007, and establish, improve and implement procedures to adequately identify, measure, monitor, and control credit risk within FCB.

d.
Within 60 days of the commencement of employment of a Chief Credit Officer as identified in paragraph 28, the Board will analyze and assess FCB’s staffing needs to provide an adequate number of qualified staff to the credit underwriting, credit administration, and loan review functions.  The credit staff will be evaluated to determine whether they possess the ability, experience, training, and other necessary qualifications required to perform present and anticipated duties, including adherence to federal and state requirements in laws, rules, and regulations, FCB’s credit policies and procedures, and the provisions of this agreement.

e.
Within 60 days of the commencement of employment of a Chief Credit Officer, FCB’s management will establish a credit department to ensure sound credit underwriting practices and FCB’s management will separate the credit underwriting function from the credit production function for  loans after receiving appropriate recommendations from the Chief Credit Officer as to the criteria for such separation.

f.
FCB will maintain a viable program to identify, measure, and monitor credit concentrations based upon loan/collateral type, geographic location, and other common factors as may be relevant to properly identify and manage risk within FCB’s loan portfolio.

g.	FCB will maintain a viable system to monitor and manage loans that have loan-to-value ratios in excess of regulatory guidelines.
27.  The Audit Committee of the Board will ensure that the independent loan review function will adequately identify deteriorated and deteriorating loans, along with credit underwriting and documentation deficiencies.  This loan review function will be performed by a consultant, or qualified employee whose job duties do not include loan origination, who independently reports directly to the Audit Committee.  All Loan reviews performed pursuant to this paragraph will be audited annually in accordance with the procedures set forth in Rule 69U-120.045, Florida Administrative Code.
28.           Chief Credit Officer
a.
At all times, the management of FCB will include a fully qualified, experienced Chief Credit Officer who is independent of loan production. The Chief Credit Officer will be employed full time in managing, implementing, coordinating, and monitoring of the approved loan policies, day-to-day loan review, and the quality assessment program, and will not be assigned any supplemental duties.

b.
Within 60 days from the effective date of this Agreement, FCB will submit a qualified candidate for the Chief Credit Officer position to the OFR   The proposed Chief Credit Officer will have demonstrated recent and successful experience in credit administration involving Financial Institutional programs similar in size and complexity to those approved for FCB by its Board.  FCB and OFR agree to comply with the procedures set forth in paragraph 37 of this Agreement as to the notification, interim employment and disapproval of  the proposed Chief Credit Officer.

c.       The Chief Credit Officer will present a full report concerning the status of all material issues relating to the condition of FCB’s loan portfolio, credit administration and loan underwriting practices to the Board, or the Directors’ Loan Committee, on no less than a monthly basis.  The Chief Credit Officer’s reports to the Board, or the Directors’ Loan Committee, will not be subject to  approval by FCB’s management before they are presented to the Board or Committee.  The Chief Credit Officer will at all times have unhampered access to the Board and the Directors’ Loan Committee concerning lending and credit policies or issues, and the Board and the Committee will at all times have unhampered access to the Chief Credit Officer. Management will present the compensation and the performance review of the Chief Credit Officer to the Board of Directors or the Directors’ Loan Committee for review and approval which will be noted in the Board or Committee minutes.
 .
OTHER MATTERS
29.           Within 15 days from the date of this agreement, FCB’s Board will establish a Directors’ Asset Liability Committee, the majority of which will be comprised of outside directors, to:
      a.      establish FCB’s tolerance for liquidity risk;
b.	establish and approve policies and procedures related to liquidity management;
c.	regularly review FCB’s liquidity position and monitor internal and external factors that could have a bearing on liquidity;
d.	determine management goals regarding asset and liability mix, and;
e.	ensure that senior management takes the necessary steps to monitor and control liquidity risk.
The Directors’ A/L Committee will meet monthly and will provide a report to the full Board quarterly at a regularly scheduled meeting.  Such report will be recorded in appropriate minutes of the Board’s meeting and will be retained in FCB’s records.
30.  FCB will adhere to its Funds Management (A/L Management) Policy dated June 2006, including all parameters and tolerance limits established within said policy.  FCB agrees not to revise said policy without the prior written approval of OFR.  FCB’s liquidity program will be reviewed by the Asset Liability Committee and submitted to the entire Board of Directors for review and approval.
31.                 Within 90 days from the effective date of this Agreement, FCB’s Board will develop a comprehensive written management succession plan and provide a copy of the plan to the OFR.
32.  FCB will at all times until the termination of this Agreement, maintain its status as a well capitalized institution as that term is defined in 12 C.F.R. Part 325.  The level of Tier 1 capital, Tier 1 risk based capital, and total risk based capital to be maintained shall be in addition to a fully funded Allowance for Loan and Lease Losses (“ALLL”), the adequacy of which shall be satisfactory to OFR as determined during subsequent examinations and/or visitations.  An increase in Tier 1 capital to meet the requirements of this paragraph may not be accomplished through a deduction from FCB’s ALLL without the prior written authorization of OFR.
33.  The Board and management shall develop and implement management information systems and a reporting program that provide the Board of Directors with sufficient information to adequately assess the risks in BSA/AML activities, problem loan resolutions, and wholesale funding levels.
34.           All plans, policies, and procedures required by this Agreement shall be reviewed by the Board at least annually for their effectiveness and revised and/or amended if appropriate.
35.  Within 30 days of the calendar quarter ending June 30, 2007, and then within 30 days from the end of each subsequent calendar quarter, FCB shall furnish written progress reports to OFR detailing the form and manner of all actions taken to comply with this Agreement and the results thereof.  The requirements for progress reports shall continue unless modified or terminated in writing by OFR.  All progress reports and other written responses to this Agreement shall be reviewed by the Board and be made a part of the minutes of the appropriate Board meeting.
36. With regard  to the representations made by FCB to OFR in paragraphs 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22, 26and 30, FCB represents to OFR that it has: i) established and will maintain the various plans, policies, procedures and programs noted; ii) conducted, and will conduct further reviews of certain defined currency and wire transactions, and; iii) provided, and will provide in the future, training to designated FCB personnel.  With regard to the representations FCB has made to OFR regarding corrective actions FCB implemented before the effective date of this Agreement, FCB agrees to provide current documentation to OFR for verification purposes within 30 days after the effective date of this Agreement.  With regard to the representations FCB has made to OFR regarding corrective actions that FCB has agreed to implement after the effective date of this Agreement, FCB agrees to implement all corrective actions in a timely manner and agrees to provide documentation to OFR for verification purposes no more than 30 days after the corrective action was taken or implemented.  OFR will evaluate the documentation and materials submitted by FCB for comment purposes.  FCB agrees to present any comments made by OFR to FCB’s entire Board of Directors at the next scheduled meeting following the receipt of said comments for review and action as the Board deems prudent.
comment purposes.  FCB agrees to present any comments made by OFR to FCB’s entire Board of Directors at the next scheduled meeting following the receipt of said comments for review and action as the Board deems prudent.
37. During the term of this Agreement, FCB shall notify OFR in writing in compliance with the procedures set forth in Rule 69U-100.03852, Florida Administrative Code, when it proposes to add any individual to the Board or employ any individual as an executive officer, as the term is defined in Sections 655.005(1)(f), Florida Statutes, including, but not limited to, the president, chief executive officer, BSA officer, chief lending officer, chief financial officer, chief credit officer, and chief operations officer.  Such notification must be received before employment is intended to be effective.  OFR agrees that it will respond within 10 business days of receipt of a properly completed form OFR U-10 to any request for an interim appointment of an executive officer or Director candidate submitted to the OFR pursuant to Rule 69U-100.03852, Florida Administrative Code.
38. Upon the presentation of a reasonable request, OFR may in its discretion consent to   a reasonable extension of any period of time within which  FCB or its Board or Management are required to perform any action pursuant to this Agreement, but such consent shall not be unreasonably withheld..
39.  Each party shall, upon the request of the other, execute, acknowledge and deliver any and all documents or instruments as may be necessary to enable the other party to effectuate the intent, purposes and provisions of this Agreement.
40.  Each party acknowledges that they have been advised to seek independent legal counsel and that they had an opportunity to consult with an attorney as to their rights and obligations prior to signing this Agreement and each party is acting freely and voluntarily, intending to be bound by it.  Each understands and agrees that this Agreement constitutes the entire contract of the parties.  It supersedes any prior understanding or agreements between them upon the subjects covered in this Agreement.  There are no representations other than those set forth herein.
41.  Each party shall be solely and independently responsible for the attorneys’ fees and costs it has incurred in Administrative Proceeding No. 0342-B-9/06, Division of Administrative Hearings Case No. 06-004780 and will not seek any contribution from the other party towards said fees and costs.
42.  The failure of either party at any time to require performance by the other of any of the terms, provisions or conditions hereof shall in no way effect that party’s rights thereafter to enforce same, nor shall the waiver by either party of any breach at any time of any of the terms, provisions or conditions hereof affect that party’s rights thereafter to enforce same, nor shall the waiver by either party of any breach at any time of any of the terms, provisions, or conditions hereof, be taken or held to be a waiver of any succeeding breach of any such term, provision, or condition hereof or as a waiver of the term, provision, or condition itself.
43.  All provisions of this Agreement shall be binding upon the parties and their respective personal or legal representatives.  No modification, waiver or relinquishment shall be deemed to have been made by either of the parties unless same is done in writing by the party so affected.
44.  This Agreement shall be submitted into evidence in any administrative proceeding or legal action in which any of the issues raised in the Administrative Complaint issued by OFR on October 18, 2006, are in controversy as the full and final agreement of the parties concerning the resolution of said issues and shall be applicable to any and all other questions, rights, obligations, benefits or privileges of the parties.
45a.  The Parties agree that upon full execution of this Agreement, this Agreement shall constitute a voluntary notice of withdrawal of FCB’s petition for formal hearing in DOAH Case No. 06-004780.  Furthermore, FCB agrees to the OFR’s filing of an Agreed Motion To Relinquish Jurisdiction to the OFR, pursuant to Rule 28-106.204, Florida Administrative Code, and to the entry of a Final Order concluding the administrative proceeding and  incorporating this Agreement by reference ; a copy of the proposed Final Order is attached hereto as  Exhibit “1”.
b.  Within thirty (30) days after entry of an Order Relinquishing Jurisdiction by the Administrative Law Judge, the OFR’s Final Order adopting this Agreement, subject to the Commissioner’s final approval, will be entered.
c.  The parties agree that the Final Order will remain effective and enforceable as a written agreement pursuant to Section 655.041, Florida Statutes, or as an “order” pursuant to Section 120.52, Florida Statutes, and shall constitute final agency action by the OFR, for which the OFR may seek enforcement pursuant to Chapters 120, 655, and 658, Florida Statutes.
46. FCB knowingly and voluntarily waives:
a.  Any right to receipt of Notice of Rights or any other notice required pursuant to Chapter 120, Florida Statutes;
b.  Any notice required pursuant to Chapters 655 or 658, Florida Statutes;
c.  Any right to an administrative hearing or issuance of a recommended order provided by Chapters 120, 655, or 658, Florida Statutes, or Chapters 28 or 69 of the Florida Administrative Code;
d.  Any requirement that the OFR’s Final Order contain stated Findings of Fact and Conclusions of Law or a Notice of Rights;
e.  Any right to contest the validity of any term, condition, obligation, or duty created hereby in any judicial or administrative forum; and
f.  Any and all objections to or challenges in any judicial proceeding or forum, including but not limited to, appeal pursuant to section 120.68, Florida Statutes, any aspect, provision, or requirement concerning the content, issuance, procedure, or timeliness of the Final Order adopting this Agreement or the final order relating to DOAH Case No. 06-004780.
47.  The parties agree to discuss and evaluate FCB’s compliance with the terms of this Agreement on at least an annual basis, with such evaluation beginning upon the completion of  OFR’s next scheduled examination of FCB and transmittal of the Report of Examination to FCB. In connection with each evaluation,  OFR will determine whether or not FCB has substantially complied with this Agreement. At such time that the OFR determines that FCB has substantially complied with all of the provisions of this Agreement, OFR agrees that it will release FCB from the Final Order which incorporates this Agreement by reference.  Any determination made by OFR pursuant to this paragraph shall not be considered final agency action, and any release of FCB from the Final Order shall not release or waive FCB’s ongoing obligation to comply with all state or federal statutes and regulations governing financial institutions.
48.  This Agreement is being entered into without prejudice to the rights of the OFR to take any future action concerning FCB including its directors, officers, employees, as the OFR deems necessary and appropriate to insure compliance with the terms of the Final Order and this Agreement, any other Order entered concerning FCB, or to prevent any violation of laws, regulations, or rules relating to financial institutions.
49.  The invalidity of any clause contained herein shall not affect the enforceability of the remainder of this Agreement.
50   .  This Agreement shall be interpreted and governed by the laws of the State of Florida and, if applicable, the United States of America.

WHEREFORE, and it is resolved that, in consideration of the foregoing, the Office of Financial Regulation and Florida Community Bank hereby execute this Agreement and consent to its terms, this 25th day of May, 2007.

STATE OF FLORIDA, OFFICE OF                                                                           FLORIDA COMMUNITY BANK
FINANCIAL REGULATION                                                                        IMMOKALEE, FLORIDA

BY:  _/s/ Linda B. Charity ____________                                                                                                BY:           /s/ Beauford E. Davidson________
Linda B. Charity, Director                                                                             Beauford E. Davidson, as a Director
         Division of Financial Institutions
/s/ Patrick B. Langford__________
Patrick B. Langford, as a Director

/s/ Lewis J. Nobles______________
Lewis J. Nobles, Jr., as a Director

/s/ Jon R. Olliff_________________
Jon R. Olliff, as a Director

/s/ James W. O’Quinn____________
James W. O’Quinn, as a Director

/s/ Stephen L. Price_____________
Stephen L. Price, as a Director

/s/ Brenard T. Rasmussen_________
Bernard T. Rasmussen, as a Director

/s/ Daniel G. Rosbough__________
Daniel G. Rosbough, as a Director

I, Maricela S. Nunez, Corporate Secretary of the Florida Community Bank, Immokalee, Florida, hereby certify that the foregoing Stipulation and Consent Agreement was duly enacted by the Board of Directors of Florida Community Bank, this 22nd day of May, 2007.
BY:  /s/ Maricela S. Nunez___________________
        Corporate Secretary